Liberty Energy Inc. Announces Second Quarter 2026 Financial and Operational Results
July 22, 2026
Liberty Energy Inc. (NYSE: LBRT; “Liberty” or the “Company”) today reported second quarter 2026 financial and operational results.
Summary Results and Highlights
•Revenue of $1.2 billion, a 14% year-over-year increase
•Net income of $43 million, or $0.26 fully diluted earnings per share (“EPS”)
•Adjusted EBITDA1 of $151 million
•Distributed $15 million to shareholders through cash dividends
•Announced a joint venture (“JV”) with PowerBridge LLC (“PowerBridge”) to support their planned portfolio of gigawatt scale powered data center campuses, including an initial deployment of over 300 MW targeted for late 2027
•Announced a strategic alliance with SLB to deliver modular infrastructure and integrated power generation solutions for global data center projects and to advance related technology initiatives
•Established Liberty Wholesale Commodities (“LWC”), extending Liberty’s ChorusSM offering through direct participation in ERCOT power markets
•Secured additional long-term equipment purchases with several leading OEMs, supporting Liberty’s power generation roadmap through 2030
•Deploying our first digiPrimeSM fleet in Canada for a cross-border Liberty customer
•Commenced commercial operations of SLXRRYTM, Liberty’s proprietary last-mile sand slurry delivery system enabling lower delivered sand costs and reduced truck traffic, road wear, dust and emissions
“The second quarter demonstrated strong operational execution as our team continued to deliver proven quality services amidst commodity price volatility and heightened geopolitical uncertainty. Liberty delivered revenue of $1.2 billion and Adjusted EBITDA of $151 million, leveraging the benefits of our strategic investments and AI-driven technology advancements as the industry modestly strengthened from early year cyclical lows,” commented Ron Gusek, Chief Executive Officer. “The success of our digiPrime platform in the U.S. has translated into a notable milestone, with the upcoming fleet deployment in Canada alongside a key cross-border customer. This demonstrates our ability to scale across North America while reinforcing how continuous technology innovation creates sustainable differentiation across our businesses.”
“Our recently announced JV with PowerBridge represents an important step in expanding Liberty’s participation in digital infrastructure and large-load power markets. By combining PowerBridge’s powered campus development platform with Liberty Power Innovations’ (“LPI”) integrated power generation, energy management expertise, and operational capabilities, we are creating a differentiated offering for hyperscale, AI, and other large-load customers,” continued Mr. Gusek. “The venture is designed to create a scalable framework that aligns both organizations across the full infrastructure stack, enabling a more integrated approach to delivering powered campuses for next generation digital infrastructure. PowerBridge’s planned portfolio of gigawatt scale West Texas campuses expands our opportunities to deploy Liberty’s power solutions at scale.”
1    “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Please see the supplemental financial information in the table under “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.
2    “Adjusted Net Income” and “Adjusted Net Income per Diluted Share” are not presented in accordance with U.S. GAAP. Please see the supplemental financial information in the table under “Reconciliation of Net Income and Net Income per Diluted Share to Adjusted Net Income and Adjusted Net Income per Diluted Share” at the end of this earnings release for a reconciliation of the non-GAAP financial measures of Adjusted Net Income and Adjusted Net Income per Diluted Share to the most directly comparable GAAP financial measures.

“Last week we announced a strategic alliance with SLB, bringing together Liberty’s integrated power solutions with SLB’s modular infrastructure capabilities and global market presence in a seamless solution to help address the growing need for scalable, power and electrical infrastructure solutions, both inside and outside the walls of the data center, with a unified interface for customers. This collaboration enhances our ability to pursue larger and more diverse opportunities while advancing our technology roadmap and supporting the rapid buildout of infrastructure required for AI and high-performance computing,” continued Mr. Gusek.
“Our LPI platform sets a new standard, combining power system architecture and energy market optimization. During the quarter, we secured multiple agreements to purchase power generation equipment with Bergen Engines, Wärtsilä, and other global suppliers. Our technology architecture and advantaged proprietary control systems are designed to integrate multiple leading manufacturers, enabling us to leverage the favorable attributes unique to each engine type for the optimization of the generation stack,” continued Mr. Gusek. “We also recently announced the formation of LWC, extending Liberty’s Chorus offering through direct participation in ERCOT power markets. We are now able to integrate on-site generation with both ERCOT and PJM market participation for large-load customers, positioning us to leverage favorable grid attributes while providing grid resilience within local communities.”
“We believe the opportunities in front of Liberty today are broader and more diverse than at any point in our history. Our completions business continues to benefit from years of disciplined investment in technology, execution, and customer relationships, while our power platform continues to advance through commercial engagement, strategic relationships, and the development of differentiated capabilities across the energy infrastructure value chain,” continued Mr. Gusek. “We remain focused on disciplined capital allocation, operational excellence, and investing in opportunities that strengthen our competitive position and create long-term value for our shareholders.”
Outlook
The most enduring consequence of the Middle East energy disruption has been a renewed focus on energy security and supply diversification. Heightened geopolitical risk, damage to regional energy infrastructure, and continued uncertainty surrounding key export corridors have reinforced the strategic importance of North American oil and natural gas resources. This shift is increasingly evident in commercial activity, with international buyers pursuing longer-term agreements for U.S. petroleum products and LNG, while also seeking greater direct participation in upstream supply. Planned storage expansions across Southeast Asia and Australia, together with the need to replenish depleted strategic reserves, are expected to support incremental demand for North American energy over time. As a result, U.S. and Canadian oil, natural gas, and refined products are becoming increasingly important to meeting global energy needs, supporting a constructive long-term outlook for North American energy.
Global oil and gas markets experienced significant volatility during the quarter. The conflict in Iran and related energy supply disruption drove oil prices to levels not seen since 2022 before moderating as softer Chinese demand tempered some of the resulting supply uncertainty. While it remains too early to fully assess the long-term impact of recent developments including the trajectory of Chinese demand, recent events have reinforced the complexity and interconnected nature of global energy markets. Although the acute phase of the crisis moderated following the June ceasefire and partial reopening of the Strait of Hormuz, renewed U.S.-Iran tensions highlighted the fragility of the recovery. Early signs of normalization in physical oil flows, LNG exports, and shipping logistics proved short-lived as transit through the Strait disrupted supply chains once again.
Frac markets improved modestly alongside a gradual increase in North American producer activity, providing greater transparency into the underlying availability of frac fleets impacted by years of fleet attrition and equipment cannibalization. Improved market conditions are supporting a modest recovery in service prices from cyclical lows earlier in the year. Next generation technologies remain in high demand as current commodity prices reinforce both the economic value of the diesel to natural gas fuel arbitrage and the benefits of AI-enhanced systems that reduce total fuel consumption. However, large U.S. and Canadian producers remain cautious toward increasing activity levels given continued price volatility and broader macroeconomic uncertainty, although recent developments in Canada are encouraging for the longer term outlook.
Power demand fundamentals remain strong, driven by the continued expansion of AI data center development and broader industrial power demand. As project requirements increase in scale and complexity, customers are prioritizing infrastructure partners capable of coordinating power supply, site readiness, energy management, and long-term operations through a unified development approach. At the same time, hyperscalers continue to expand their internal technical and commercial capabilities, enabling a more comprehensive evaluation of long-term power and infrastructure strategies. This evolution is creating greater opportunities for power providers capable of delivering integrated solutions across the infrastructure value chain while helping hyperscale customers address a diverse range of development strategies, site characteristics, power markets, and speed-to-power objectives.
“Liberty’s DNA is rooted in solving customer challenges through innovation, technical expertise, and a culture of execution, which are attributes that align closely with the needs of today’s largest energy and technology companies. Power customers are becoming increasingly aware that successful power solutions require dedicated partners capable of delivering integrated solutions and long-term operational support. This dynamic is familiar to Liberty, as our oil and gas customers have long relied on us as a trusted partner to unlock incremental value year after year,” continued Mr. Gusek.
“Looking ahead to the third quarter, we are encouraged by the momentum in the second quarter, while recognizing the uncertainties associated with global geopolitical developments and the potential effects on our customers and markets. We remain focused on executing against the broader opportunities emerging across the energy ecosystem.” continued Mr. Gusek.
Cash Dividend
During the quarter ended June 30, 2026, the Company paid a quarterly cash dividend of $0.09 per share of Class A common stock, or approximately $15 million in aggregate to shareholders.
On July 14, 2026, the Board declared a cash dividend of $0.09 per share of Class A common stock, to be paid on September 18, 2026 to holders of record as of September 4, 2026.
Future declarations of quarterly cash dividends are subject to approval by the Board of Directors and to the Board’s continuing determination that the declarations of dividends are in the best interests of Liberty and its stockholders. Future dividends may be adjusted at the Board’s discretion based on market conditions and capital availability.
Second Quarter Results
For the second quarter of 2026, revenue was $1.2 billion, an increase of 14% from $1.0 billion in the second quarter of 2025 and an increase of 16% from $1.0 billion in the first quarter of 2026.
Net income (after taxes) totaled $43 million for the second quarter of 2026 compared to $71 million in the second quarter of 2025 and $23 million in the first quarter of 2026.
Adjusted Net Income2 totaled $14 million for the second quarter of 2026 compared to $20 million in the second quarter of 2025 and $10 million in the first quarter of 2026.
Adjusted EBITDA1 of $151 million for the second quarter of 2026 decreased 16% from $181 million in the second quarter of 2025 and increased 20% from $126 million in the first quarter of 2026.
Fully diluted earnings per share of $0.26 for the second quarter of 2026 compared to $0.43 for the second quarter of 2025 and $0.14 for the first quarter of 2026.

Adjusted Net Income per Diluted Share2 of $0.09 for the second quarter of 2026 compared to $0.12 for the second quarter of 2025 and $0.06 for the first quarter of 2026.
Please refer to the tables at the end of this earnings release for a reconciliation of Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per Diluted Share (each, a non-GAAP financial measure) to the most directly comparable GAAP financial measures.
Balance Sheet and Liquidity
As of June 30, 2026, Liberty had cash on hand of $555 million and total debt of approximately $1.3 billion, primarily consisting of the senior convertible notes issued during the first quarter of 2026. As of June 30, 2026, the Company had no balance drawn on the secured asset-based revolving credit facility, except for $19 million in letters of credit outstanding. Total liquidity, including availability under the credit facility, was approximately $1.0 billion as of June 30, 2026.
Conference Call
Liberty will host a conference call to discuss the results at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on Thursday, July 23, 2026. Presenting Liberty’s results will be Ron Gusek, President and Chief Executive Officer, and Michael Stock, Chief Financial Officer.
Individuals wishing to participate in the conference call should dial (833) 255-2827, or for international callers, (412) 902-6704. Participants should ask to join the Liberty Energy call. A live webcast will be available at http://investors.libertyenergy.com. The webcast can be accessed for 90 days following the call. A telephone replay will be available shortly after the call and can be accessed by dialing (855) 669-9658, or for international callers (412) 317-0088. The passcode for the replay is 2082739. The replay will be available until July 30, 2026.
About Liberty
Liberty Energy Inc. (NYSE: LBRT) is a leading energy services company. Liberty is one of the largest providers of completion services and technologies to onshore oil, natural gas, and enhanced geothermal energy producers in North America. Liberty also owns and operates Liberty Power Innovations LLC, providing advanced distributed power and energy storage solutions, supported by strategic relationships across advanced nuclear, enhanced geothermal, and battery energy storage systems, serving the commercial and industrial, data center, energy, and mining industries. Liberty was founded in 2011 with a relentless focus on value creation through a culture of innovation and excellence and the development of next generation technology. Liberty is headquartered in Denver, Colorado. For more information, please visit www.libertyenergy.com and www.libertypowerinnovations.com, or contact Investor Relations at IR@libertyenergy.com.
Non-GAAP Financial Measures
This earnings release includes unaudited non-GAAP financial and operational measures, including EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, and Adjusted Pre-Tax Return on Capital Employed (“ROCE”). We believe that the presentation of these non-GAAP financial and operational measures provides useful information about our financial performance and results of operations. We define Adjusted EBITDA as EBITDA adjusted to eliminate the effects of items such as non-cash stock-based compensation, new fleet or new basin start-up costs, fleet lay-down costs, gain or loss on the disposal of assets, gain or loss on investments, net, bad debt reserves, transaction and other costs, the loss or gain on remeasurement of liability under our tax receivable agreements, and other expenses that management does not consider in assessing ongoing performance.
Our board of directors, management, investors, and lenders use EBITDA and Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation, depletion, and amortization) and other items that impact the comparability of financial results from period to period. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under U.S. GAAP.

We present Adjusted Net (Loss) Income and Adjusted Net (Loss) Income per Diluted Share because we believe such measures provide useful information to investors regarding our operating performance by excluding the after-tax impacts of unusual or one-time benefits or costs, including items such as gain or loss on investments, net and transaction and other costs, primarily because management views the excluded items to be outside of our normal operating results. We define Adjusted Net (Loss) Income as net income after eliminating the effects of such excluded items and Adjusted Net (Loss) Income per Diluted Share as Adjusted Net (Loss) Income divided by the number of weighted average diluted shares outstanding. Management analyzes net income without the impact of these items as an indicator of performance to identify underlying trends in our business.
We define ROCE as the ratio of adjusted pre-tax net income (adding back income tax and certain adjustments that include tax receivable agreement impacts, gain or loss on investments, net, and transaction and other costs, when applicable) for the twelve months ended June 30, 2026 to Average Capital Employed. Average Capital Employed is the simple average of total capital employed (both debt and equity) as of June 30, 2026 and June 30, 2025. ROCE is presented based on our management’s belief that this non-GAAP measure is useful information to investors when evaluating our profitability and the efficiency with which management has employed capital over time. Our management uses ROCE for that purpose. ROCE is not a measure of financial performance under U.S. GAAP and should not be considered an alternative to net income, as defined by U.S. GAAP.
Non-GAAP financial and operational measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial and operational measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with U.S. GAAP. See the tables entitled Reconciliation and Calculation of Non-GAAP Financial and Operational Measures for a reconciliation or calculation of the non-GAAP financial or operational measures to the most directly comparable GAAP financial measure.
Forward-Looking and Cautionary Statements
The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, among others, our expected growth from recent acquisitions, expected performance, expectations regarding the success of our distributed power business, future operating results, oil and natural gas demand and prices and the outlook for the oil and gas industry, power demand and outlook for the power industry, future global economic conditions, the impact of worldwide political, military and armed conflict (including the impact of the ongoing conflict with Iran and the closure of the Strait of Hormuz), the impact of announcements and changes in oil production quotas by oil exporting countries, improvements in operating procedures and technology, our business strategy and the business strategies of our customers, the impact of policy, legislative, and regulatory changes, the deployment of fleets in the future, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, return of capital to stockholders, business strategy and objectives for future operations in addition to other estimates, and beliefs. For this purpose, any statement that is not a statement of historical fact should be considered a forward-looking statement. We may use the words “estimate,” “outlook,” “project,” “forecast,” “position,” “potential,” “likely,” “believe,” “anticipate,” “assume,” “plan,” “expect,” “intend,” “achievable,” “may,” “will,” “continue,” “should,” “could” and similar expressions to help identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. We cannot assure you that our assumptions and expectations will prove to be correct. Important factors, many of which are beyond our control, could cause our actual results to differ materially from those indicated or implied by forward-looking statements, including but not limited to the risks and uncertainties described in our most recently filed Annual Report on Form 10-K for the year ended December 31, 2025, (the “Annual Report”), and other filings that we make with the U.S. Securities and Exchange Commission (the “SEC”). We undertake no intention or obligation to update or revise any forward-looking statements, except as required by law, whether as a result of new information, future events or otherwise and readers should not rely on the forward-looking statements as representing the Company’s views as of any date subsequent to the date of this release. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.
All forward-looking statements, expressed or implied, included in this release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Contact:
Michael Stock
Chief Financial Officer
Anjali Voria, CFA
Vice President of Investor Relations
303-515-2851
IR@libertyenergy.com

Liberty Energy Inc.
Selected Financial Data
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2026	2026	2025	2026	2025
Statement of Operations Data:	(amounts in thousands, except for per share data)
Revenue	$1,188,596	$1,021,184	$1,042,521	$2,209,780	$2,019,982
Costs of services (exclusive of depreciation, depletion, and amortization shown separately below)	980,255	843,817	812,107	1,824,072	1,573,723
General and administrative (1)	67,169	59,543	58,344	126,712	124,119
Transaction and other costs	7,691	—	—	7,691	811
Depreciation, depletion, and amortization	114,213	114,059	129,366	228,272	257,108
(Gain) loss on disposal of assets, net	6,552	(18,513)	5,631	(11,961)	8,976
Total operating costs and expenses	1,175,880	998,906	1,005,448	2,174,786	1,964,737
Operating income	12,716	22,278	37,073	34,994	55,245
Gain on investments, net	(42,913)	(17,316)	(68,242)	(60,229)	(87,530)
Interest expense, net	3,354	7,731	10,162	11,085	19,705
Net income before income taxes	52,275	31,863	95,153	84,138	123,070
Income tax expense	9,154	9,305	24,137	18,459	31,943
Net income	43,121	22,558	71,016	65,679	91,127
Net income per common share:
Basic	$0.26	$0.14	$0.44	$0.40	$0.56
Diluted	$0.26	$0.14	$0.43	$0.40	$0.55
Weighted average common shares outstanding:
Basic	163,016	162,046	161,865	162,534	161,901
Diluted	167,663	166,255	164,243	165,802	165,041

Other Financial and Operational Data
Capital expenditures (2)	$221,484	$133,426	$134,046	$354,910	$254,924
Adjusted EBITDA (3)	$151,145	$125,850	$180,798	$276,995	$348,948

(1)General and administrative costs for the six months ended June 30, 2025 include $10.2 million of non-cash stock-based compensation expense related to the resignation of the Company’s former Chief Executive Officer upon confirmation as Secretary of Energy of the United States.
(2)Net capital expenditures presented above include investing cash flows from purchase of property and equipment, excluding acquisitions, net of proceeds from the sales of assets.
(3)Adjusted EBITDA is a non-GAAP financial measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below.

Liberty Energy Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)
	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$555,359	$27,554
Accounts receivable and unbilled revenue	769,467	605,370
Inventories	185,368	188,125
Prepaids and other current assets	56,482	56,921
Total current assets	1,566,676	877,970
Property and equipment, net	2,263,112	2,054,185
Operating and finance lease right-of-use assets	377,497	407,452
Investments	191,330	123,888
Other assets	89,481	94,810
Total assets	$4,488,096	$3,558,305
Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$674,177	$598,658
Current portion of operating and finance lease liabilities	102,659	116,598
Current portion of long-term debt	11,906	5,097
Total current liabilities	788,742	720,353
Long-term debt, net of current portion and deferred financing costs	1,279,941	241,510
Noncurrent portion of operating and finance lease liabilities	218,595	255,081
Deferred tax liability	170,194	195,602
Payable pursuant to tax receivable agreements	66,870	66,870
Total liabilities	2,524,342	1,479,416

Stockholders’ equity:
Common stock	1,632	1,620
Additional paid in capital	832,973	978,384
Retained earnings	1,148,516	1,112,747
Accumulated other comprehensive loss	(19,367)	(13,862)
Total stockholders’ equity	1,963,754	2,078,889
Total liabilities and equity	$4,488,096	$3,558,305

Liberty Energy Inc.
Reconciliation and Calculation of Non-GAAP Financial and Operational Measures
(unaudited, amounts in thousands)
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2026	2026	2025	2026	2025
Net income	$43,121	$22,558	$71,016	$65,679	$91,127
Depreciation, depletion, and amortization	114,213	114,059	129,366	228,272	257,108
Interest expense, net	3,354	7,731	10,162	11,085	19,705
Income tax expense	9,154	9,305	24,137	18,459	31,943
EBITDA	$169,842	$153,653	$234,681	$323,495	$399,883
Stock-based compensation expense	9,973	8,026	8,101	17,999	26,181
Gain on investments, net	(42,913)	(17,316)	(68,242)	(60,229)	(87,530)
(Gain) loss on disposal of assets, net	6,552	(18,513)	5,631	(11,961)	8,976
Transaction and other costs	7,691	—	—	7,691	811
Provision for credit losses	—	—	627	—	627
Adjusted EBITDA	$151,145	$125,850	$180,798	$276,995	$348,948

Reconciliation of Net Income and Net Income per Diluted Share to Adjusted Net Income and Adjusted Net Income per Diluted Share
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2026	2026	2025	2026	2025
Net income	$43,121	$22,558	$71,016	$65,679	$91,127
Adjustments:
Less: Gain on investments, net	(42,913)	(17,316)	(68,242)	(60,229)	(87,530)
Add back: Transaction and other costs	7,691	—	—	7,691	811
Total adjustments, before income taxes	(35,222)	(17,316)	(68,242)	(52,538)	(86,719)
Income tax effect of adjustments	(6,450)	(5,056)	(17,373)	(11,506)	(22,547)
Adjusted Net Income	$14,349	$10,298	$20,147	$24,647	$26,955

Diluted weighted average common shares outstanding	167,663	166,255	164,243	165,802	165,041
Net income per diluted share	$0.26	$0.14	$0.43	$0.40	$0.55
Adjusted Net Income per Diluted Share	$0.09	$0.06	$0.12	$0.15	$0.16

Calculation of Adjusted Pre-Tax Return on Capital Employed
	Twelve Months Ended
	June 30,
	2026	2025
Net income	$122,424
Add back: Income tax expense	33,835
Less: Gain on remeasurement of liability under tax receivable agreements (1)	(147)
Less: Gain on investments, net	(135,341)
Add back: Transaction and other costs	7,720
Adjusted Pre-tax net income	$28,491
Capital Employed
Total debt	$1,291,847	$160,000
Total equity	1,963,754	2,034,983
Total Capital Employed	$3,255,601	$2,194,983

Average Capital Employed (2)	$2,725,292
Adjusted Pre-Tax Return on Capital Employed (3)	1%

(1)Gain on remeasurement of the liability under tax receivable agreements is a result of a change in the estimated future effective tax rate and should be excluded in the determination of adjusted pre-tax return on capital employed.
(2)Average Capital Employed is the simple average of Total Capital Employed as of June 30, 2026 and 2025.
(3)Adjusted Pre-tax Return on Capital Employed is the ratio of Adjusted pre-tax net income for the twelve months ended June 30, 2026 to Average Capital Employed.